Exhibit 99.1

AGTC Appoints Biopharmaceutical Industry Leader James Robinson to its Board of Directors

December 6, 2021, at 8:00 AM ET

-	Robinson’s expertise in development and commercialization adds to the clinical and commercial experience of newly appointed management team

GAINESVILLE, Fla., and CAMBRIDGE, Mass., Dec. 6, 2021 (GLOBE NEWSWIRE) – Applied Genetic Technologies Corporation (Nasdaq: AGTC), a clinical stage biotechnology company focused on the development and commercialization of adeno-associated virus (AAV)-based gene therapies for the treatment of rare and debilitating diseases with an initial focus on inherited retinal diseases (IRDs), today announced the appointment of James Robinson, President and Chief Executive Officer (CEO) of Urovant Sciences, to its Board of Directors.

“We are honored to have Jim join our Board of Directors, where his exemplary track record of execution as an executive at leading biotech and pharma companies will be invaluable to AGTC as we seek to deliver on the clinical and commercial promise of our robust pipeline including our late stage XLRP and ACHM programs,” said Sue Washer, President and CEO of AGTC. “Jim’s appointment, along with the recent appointments to our executive leadership team, usher in a new, exciting chapter for AGTC as we close a successful 2021 and focus on our many opportunities for success in 2022 including key milestones in XLRP and ACHM.”

Mr. Robinson is an expert in building, deploying and leading successful organizations from their earliest stages of development through their emergence as commercial enterprises, and has successfully led multiple global businesses, operations and commercial ventures over the past 28 years. A proven industry leader, Mr. Robinson served as a member of the Urovant Board of Directors prior to being appointed Urovant’s CEO in 2020. Prior to his role at Urovant, Mr. Robinson held the position of President and Chief Operating Officer at Paragon Biosciences. He came to this role after serving as the President and Chief Operating Officer of Alkermes, where he was responsible for global commercial operations, new product planning, corporate planning, manufacturing, quality, human resources and business development.

“I am excited to join AGTC’s Board of Directors at a time when the organization has already made impressive progress developing its pipeline of gene therapies, particularly in ophthalmology,” said Mr. Robinson. “I look forward to contributing my operational and commercial experience and working closely with Sue and the executive leadership team.”

Prior to Alkermes, Mr. Robinson spent more than a decade at Astellas U.S. – most recently as President, Americas Operations and previously as President of Astellas Pharma US, where he was responsible for leading the U.S. commercial organization. Prior to Astellas, Mr. Robinson spent thirteen years at Schering-Plough Pharmaceuticals where his last role was Vice President, Hepatitis Sales and Managed Care.

Mr. Robinson serves on the Board of Directors for Urovant Sciences and is an advisor to BridgeBio Pharma. Mr. Robinson previously served on the Board of Directors of the Pharmaceutical Research and Manufacturers of America (PhRMA) and served as Chairman of PhRMA’s State Committee. He is a founding member of MATTER, the Commercial Club of Chicago and member of the Chicago Chapter of the Young Presidents Organization. Mr. Robinson received a Bachelor of Science degree from DePaul University.

About AGTC AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is a leader in designing and constructing all critical gene therapy elements and bringing them together to develop customized therapies with the potential to address real patient needs. AGTC’s most advanced clinical programs leverage its best-in-class technology platform to potentially improve vision for patients with an inherited retinal disease. AGTC has active clinical trials in X-linked retinitis pigmentosa (XLRP) and achromatopsia (ACHM CNGB3 and ACHM CNGA3). Its preclinical programs build on the Company’s industry leading AAV manufacturing technology and scientific expertise. AGTC is advancing multiple important pipeline candidates to address substantial unmet clinical need in optogenetics, otology and CNS disorders, including entering into strategic collaborations with companies including Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology, and Bionic Sight, LLC, an innovator in the emerging field of optogenetics and retinal coding. For more information, please visit www.agtc.com/.

Forward-Looking Statements

This release contains forward-looking statements that reflect AGTC’s plans, estimates, assumptions and beliefs, including statements about the potential of the Company’s AGTC-501 product candidate, the ongoing late-stage development programs in XLRP and ACHM and the potential for the Company’s gene therapy platform. Forward-looking statements include information concerning preclinical and clinical product development and regulatory progress, potential growth opportunities, and potential market opportunities. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors. Risks and uncertainties that may cause actual results to differ materially include, among others: gene therapy is still novel with only a few approved treatments so far; AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate or receive reasonable reimbursement; uncertainty inherent in clinical trials and the regulatory review process, including that interim results are not necessarily indicative of final results; risks and uncertainties associated with drug development and commercialization; the direct and indirect impacts of the ongoing COVID-19 pandemic on our business, results of operations, and financial condition; factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent periodic reports filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management’s plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PR Contact:

Kerry Sinclair

Spectrum Science Communications

ksinclair@spectrumscience.com

Corporate Contact:

Jon Lieber

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5778

jlieber@agtc.com